As filed with the Securities and Exchange Commission on November 8, 2019

Registration Statement File No. 333-221398

Registration Statement File No. 333-182122

Registration Statement File No. 333-172615

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-221398)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-182122)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-172615)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEGACYTEXAS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-2176993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5851 Legacy Circle Plano, Texas 75024 (972) 578-5000	75024
(Address of Principal Executive Offices)	(Zip Code)

LegacyTexas Financial Group, Inc. 2017 Omnibus Incentive Plan

ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan

ViewPoint Financial Group 2007 Equity Incentive Plan

(Full title of the plan)

Charlotte M. Rasche Executive Vice President and General Counsel Prosperity Bancshares, Inc. 80 Sugar Creek Center Blvd. Sugar Land, Texas 77478	Copy to: William S. Anderson Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002
(Name and address of agent for service)	(713) 221-1122

(281) 269-7205
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

LegacyTexas Financial Group, Inc., a Maryland corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement File No. 333-221398, filed with the SEC on November 7, 2017, registering 3,250,000 shares of Common Stock issuable under the LegacyTexas Financial Group, Inc. 2017 Omnibus Incentive Plan;

•

Registration Statement File No. 333-182122, filed with the SEC on June 14, 2012, registering 2,443,489 shares of Common Stock issuable under the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan; and

•	Registration Statement File No. 333-172615, filed with the SEC on March 4, 2011, registering 1,913,181 shares of Common Stock issuable under the ViewPoint Financial Group 2007 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Reorganization, dated as of June 16, 2019, by and between the Registrant and Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), the Registrant merged with and into Prosperity (the “Merger”), with Prosperity continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger. The Merger became effective at 12:01 a.m. Central Time on November 1, 2019.

In connection with the Merger, any and all offerings of Common Stock pursuant to the Registration Statements have been terminated. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered but remain unsold at the termination of the offering.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on November 8, 2019.

PROSPERITY BANCSHARES, INC. (as successor by merger to LegacyTexas Financial Group, Inc.)

By:	/s/ J. Mays Davenport

Name:	J. Mays Davenport
Title:	Executive Vice President and Director of Corporate Strategy

In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.